EXHIBIT 99.1

Voyager Oil & Gas, Inc. Announces Bakken Acreage Acquisition in Williston Basin

Billings, Montana

May 17, 2010

Voyager Oil & Gas, Inc. (OTC Bulletin Board: ANTF) announced today it has closed on approximately 11,500 net acres of leasehold in Williams and McKenzie Counties, North Dakota and Richland County, Montana.  Voyager also has an additional 4,000 acres under contract that is expected to close in July.  This latest acquisition including acreage under contract brings the Williston Bakken leasehold to 21,000 net acres.  The acreage is in close proximity to the recent discoveries by Brigham Exploration in Williams and McKenzie Counties, North Dakota.  Voyager is also currently participating in multiple wells in Mountrail and Williams Counties, ND.

“We are pleased to announce the additional acreage targeting the Bakken in North Dakota and Montana.  This latest acquisition along with our aggressive leasing program will yield significant production and reserves,” said Voyager Oil & Gas Chief Executive Officer J.R. Reger.  “This acreage directly offsets recent discoveries and provides Voyager with significantly more exposure to the heart of the Bakken resource.”

“Our North Dakota and Montana Bakken acreage is beginning to produce significant results,” Reger added.  “Voyager is currently awaiting completion on two Bakken wells and owns acreage under 50 permitted wells.”

About Voyager Oil & Gas, Inc.

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana.  Voyager’s primary focus is oil shale resource prospects in the continental United States.

Voyager currently controls 21,000 net acres in the Bakken, 57,000 net acres in the Tiger Ridge Field area of central Montana and 33,500 net acres in the Heath Oil Shale in Montana.

Contacts

Voyager Oil & Gas, Inc.

Mitch Thompson, CFO

Phone: 406-245-4902

Fax: 406-245-4914

http://www.voyageroil.com